CONSENTS OF EXPERTS AND COUNSEL

Franklin Griffith & Associates
6330 McLeod Drive, Suite 7
Las Vegas, NV 89120

INDEPENDENT AUDITORS' REPORT
Board of Directors

Para Mas Internet Inc. (The Company)
1337 S. Gilbert Road, Suite 104
Mesa, Arizona 85204

April 18, 2005

To Whom It May Concern:

Franklin Griffith & Associates, consents to the inclusion of our report of March 27, 2005, on the Financial Statements of Para Mas Internet Inc., on the Financial Statements of Amerigroup, Inc., as of December 31, 2004 and 2003 on the SB-2/A being filed with the U.S. Securities and Exchange Commission.

Very Truly yours,

/s/ Franklin Griffith & Associates
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Franklin Griffith & Associates